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                                                                EXHIBIT 99.1

                            WESTINGHOUSE LETTERHEAD


                                                       Contact: Kevin J. Ramundo
                                                       Telephone: (412) 642-4989

                  WESTINGHOUSE REPORTS SECOND QUARTER RESULTS

  - BROADCASTING OPERATING RESULTS UP SIGNIFICANTLY

  - PREVIOUSLY DISCLOSED ENVIRONMENTAL CHARGE REDUCES NET INCOME BY $116 MILLION

         PITTSBURGH, August 6, 1996 - Westinghouse Electric Corporation (NYSE:
WX) reported a second quarter net loss of $89 million, or $.20 per share, compared with net income of $59 million, or $.12 per share, in the year-ago quarter. The results for the current quarter included a non-cash $116 million charge on an after-tax basis, or $.26 per share, for environmental remediation costs based on conclusions from a previously announced environmental study. The charge is not expected to have a near-term cash impact.

         Excluding the environmental charge, the company's income from continuing operations rose slightly to $27 million, or $.06 per share, compared to $25 million, or $.03 per share, last year.

         For the first half, Westinghouse had net income of $92 million, or $.21 per share, compared to $74 million, or $.12 per share, last year. The results for the first half of 1996 included a net favorable impact of $191 million, or $.44 per share, from special items, including the gain from the sale of the defense electronics business.

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WESTINGHOUSE/CBS GROUP

         Westinghouse's broadcasting group reported earnings before interest, taxes, depreciation, and amortization (EBITDA) of $267 million, compared to $71 million in the year-ago quarter. This comparison does not include CBS in last year's second quarter.

         On a proforma basis, which includes CBS results in the year-ago quarter, sales increased approximately 3 percent to $1.1 billion and EBITDA rose 8 percent over last year, excluding the benefit from purchase price accounting. Results in radio were particularly strong as EBITDA increased 32 percent, reflecting an 11-percent rise in sales and lower costs. EBITDA for the network also increased as higher prices compared to the year-ago quarter and increased syndication revenues offset lower ratings and increased programming and affiliate compensation cost. The television stations were down from last year despite considerable progress in reducing costs. Station performance was hurt by lower network ratings and a late 1995 station swap.

         In commenting on broadcasting results during the quarter, Michael H. Jordan, the company's chairman and chief executive officer, said, "We are making significant progress in our broadcasting group, both operationally and strategically. We are particularly pleased with the strong performance turned in by our radio group. Its performance bolsters our view that the radio group is an exceptional growth vehicle."

THE INDUSTRIES AND TECHNOLOGY GROUP

         Sales in the Industries and Technology Group were down slightly from last year as lower revenues in Energy Systems and Thermo King more than offset higher sales in Power Generation. Profits were lower than last year largely due to reduced outage services in Energy Systems and the impact of lower prices in the power generation backlog and an unfavorable sales mix. Profits at Thermo King were comparable to last year as significant cost savings offset lower revenues.

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         In the industrial group, according to Mr. Jordan, "We continue to strengthen our position in the face of difficult market conditions through cost reduction and restructuring activities. In Power Generation, a 27 percent increase in orders during the first half to $1.2 billion is solid evidence of the effectiveness of our strategy for growth."

OUTLOOK

         Westinghouse expects that the third quarter results compared to the second quarter will be down due to anticipated weakness at the CBS Network reflecting the costs of covering the presidential conventions and lower ratings and pricing due to competition from the Olympics broadcast. In addition, softness in the demand for outage services in Energy Systems is expected to continue and adversely affect profitability.

         Commenting on the company's strategic moves during the first half, Mr. Jordan said, "The acquisition of Infinity Broadcasting will dramatically broaden our position in the attractive radio sector. Recent investments in talent and new programming ventures are revitalizing the CBS television network and station group. Increased commitment to content ownership will provide long-term opportunities in syndication and cable programming. And the strengthening of the senior management team and restructuring activities in our Industries and Technology Group will enhance these businesses for the future."

         Mr. Jordan added, "We continue to view 1996 as a transition year. We are pleased with the progress we have made integrating CBS, and we look forward to completing the Infinity acquisition and finalizing the evaluation of alternatives for separating the broadcasting and industrial businesses."

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